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Exhibit 11.1

                                              COMPUTATION OF EARNINGS PER SHARE

                                                                           Three Months Ended            Six Months Ended
                                                                                June 30,                      June 30,
                                                                       -------------------------     -------------------------
                                                                          2000           1999           2000           1999
                                                                       ----------     ----------     ----------     ----------
                                                                           (In thousands, except share and per share data)
Average common shares outstanding                                       6,072,588      6,581,451      6,106,169      6,533,643

Average common stock equivalents of
   warrants and options outstanding -
   based on the treasury stock method
   using market price                                                      21,673         44,313         31,932         86,482
                                                                       ----------     ----------     ----------     ----------

Average diluted common shares outstanding                               6,094,261      6,625,764      6,138,101      6,653,125
                                                                       ==========     ==========     ==========     ==========

Net income                                                             $    1,586     $    1,345     $    3,221     $    2,347

Basic earnings per common share                                              0.26           0.20           0.53           0.36

Diluted earnings per common share                                            0.26           0.20           0.52           0.35
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